CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form N-1A of Franklin Fund Allocator Series of our report dated August 15, 2019, relating to the financial statements, which appear in Franklin U.S. Core Equity (IU) Fund, Franklin International Core Equity (IU) Fund and Franklin Emerging Market Core Equity Fund’s Annual Report on Form N-CSR for the period ended August 2, 2019. We also consent to the references to us under the heading "Independent Registered Public Accounting Firm" in such Registration Statement.

/s/PricewaterhouseCoopers LLP

San Francisco, California

August 15, 2019